EXHIBIT 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 30, 2004 (except for Note 3 and Note 4, as to which the date is April 30, 2004), accompanying the balance sheet of A REIT, Inc. as of January 23, 2004 (date of inception), which is contained in Amendment 1 to the Registration Statement and Prospectus on Form S-11. We consent to the use of the aforementioned report in the Company’s Amendment 1 to the Registration Statement and Prospectus on Form S-11 and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Irvine, California
May 6, 2004